CONFIRMING STATEMENT


This Statement confirms that the undersigned, Michael Garnreiter, has authorized and designated Derek Mirza to execute and file on the undersigned's behalf the Form 3 and February 28, 2008 Form 4 (including any amendments thereto) that the undersigned was required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Syntax-Brillian Corporation. The undersigned acknowledges that Derek Mirza is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.



Dated:  February 28, 2008.

/s/ Michael Garnreiter
__________________________
Michael Garnreiter